Exhibit 99.01

MARKETING AGREEMENT BETWEEN

DigitalPost Interactive
And
Pictage, Inc.

This agreement is between Pictage and DigitalPost Interactive (DPI) relating to the Pictage Member Discounts Program, on this date November 27, 2007.

Section 1 --Explanation of Pictage Member Discounts Offering

Website discounts for Pictage members provided by DPI as follows:

Standard:	$25 total for 6 months (normal pricing is $4.95 per month -- $29.70 total)
                        1,500 photos, 10 minutes of video clips

Classic:         $30 total for 6 months (normal pricing is $8.95 per month--   $53.70 total)
                       3,000 photos, 30 minutes of video clips

Premium:     $35 total for 6 months (normal pricing is $11.95 per month -- $71.70 total)
                       Unlimited photos and video clips

* Bulk pricing: If Pictage Member orders 25 or more sites, there is an additional $5 per site discount

Additional Pictage Member benefits offered by DPI
- DPI to develop co-branded version of TheFamilyPost.com for Pictage member access and orders—including a password protected photographer administrative section ( to manage client accounts)

- DPI will include Photographer logo and branding on the website administrative page of each family website

- The logo and branding will continue if Pictage Member customer upgrades to a paid subscription through TheFamilyPost.com

Agreement Details

Pictage Agrees To:
-Obtain approval from DPI for the use of the FamilyPostPost.com logo or brand for promotion of the partnership on Pictage website or other marketing materials

-Promote DPI offering/discount and partnership through periodic e-mail blasts to Pictage members

-Promote DPI offerings/discounts and partnership through periodic Pictage Sales Team communications targeting prospective members

-Promote DPI offering/discounts and partnership through various Pictage Community communication vehicles -- including online forums, Pictage User Group meetings, Pictage.TV, tradeshows and events, etc.

DigitalPost Interactive Agrees to:
-Obtain approval from Pictage for the use of the Pictage logo or brand for promotion of the partnership on company website or other marketing materials

-Promote Pictage partnership on company website, sign-up landing page and other marketing materials where appropriate

-Include Pictage Member Photographer logo and branding on the website administrative page of each family website

-Honor the current offer for all Pictage members that apply for the offer through the correct channels

Duration of Current Agreement:
-December 15, 2007 -- December 31, 2008

Following this period, Agreement shall automatically renew for successive one (1) year terms unless either Party elects by written notice to terminate the Agreement with 60 days written notice.

Signatures

This agreement is effective as of the date signed by the parties below.

Pictage, Inc.                                                                DigitalPost Interactive, Inc.

By:_______________________                                                                By:_________________________

Date:_____________________                                                                Date:_______________________